Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144992 and 333-155288 on Form S-8, of our report dated August 31, 2015, relating to the consolidated financial statements and financial statement schedule of Solera Holdings, Inc., and the effectiveness of Solera Holdings, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
August 31, 2015